SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.                    )

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HYDROGEN CORPORATION
(Name of Registrant as Specified in Its Charter)

_________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HYDROGEN CORPORATION
2 JUNIPER STREET
VERSAILLES, PENNSYLVANIA 15132

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 22, 2007

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of HydroGen Corporation will be held at 2 Juniper Street, Versailles, Pennsylvania 15132 on Friday, June 22, 2007 at 10:00 a.m. local time, for the following purposes:

1.	To elect eight directors to serve for the ensuing one-year period or until their successors are elected and qualified;

2.	To approve the 2007 Performance Equity Plan; and

3.	To transact such other business as may properly come before the meeting, and any adjournment(s) thereof.

The transfer books will not be closed for the annual meeting. Only shareholders of record at the close of business on May 10, 2007, will be entitled to notice of, and to vote at, the meeting and any adjournments thereof.

You are urged to read the attached proxy statement, which contains information relevant to the actions to be taken at the meeting. In order to assure the presence of a quorum, whether or not you expect to attend the meeting in person, please sign and date the accompanying proxy card and mail it promptly in the enclosed addressed, postage prepaid envelope. Alternatively, you may vote electronically, either by the internet or telephone. You may revoke your proxy if you so desire at any time before it is voted.

By Order of the Board of Directors

Scott Schecter Secretary

Versailles, Pennsylvania
May 15, 2007

HYDROGEN CORPORATION

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement and the enclosed form of proxy are being furnished in connection with the solicitation of proxies by our board of directors to be used at the annual meeting of shareholders to be held at 10:00 a.m. local time, on Friday, June 22, 2007, and any adjournments. The annual meeting will be held at 2 Juniper Street, Versailles, Pennsylvania 15132. The matters to be considered at the meeting are set forth in the attached Notice of Meeting.

Our offices are located at 2 Juniper Street, Versailles, Pennsylvania 15132. This proxy statement and the enclosed form of proxy are first being sent to shareholders on or about May 15, 2007.

Record Date; Voting Securities

Our board of directors has fixed the close of business on May 10, 2007, as the record date for determination of shareholders entitled to notice of, and to vote at, the annual meeting. As of May 10, 2007, we had issued and outstanding 12,769,904 shares of common stock, par value $.001 per share, our only outstanding class of voting securities.

Each common stock holder is entitled to one vote for each share of common stock registered in his or her name on the record date.

Solicitation, Voting and Revocation of Proxies

Proxies in the form enclosed are solicited by and on behalf of our board of directors. Shareholders may vote any of three ways. They may return the proxy card which is provided with this proxy statement in the envelope provided. Alternatively, shareholders may vote electronically, either by internet or by telephone. If voting electronically, proxies must be received by 1:00a.m. Central Time, on June 22, 2007. To vote by internet, log on to the internet and go to www.investorvote.com, and then follow the instructions on the secured website. To vote by telephone, call toll free 1-800-652-8683 within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is no charge to the shareholder for this call. Once you have connected, follow the instructions provided by the recorded message.

The persons named in the proxy have been designated as proxies by our board of directors. Any proxy given pursuant to this solicitation and received in time for the meeting will be voted as specified in the returned proxy. If no instructions are given, proxies returned by shareholders will be voted “FOR” the election of the director nominees set forth herein, “FOR” approval of the 2007 Performance Equity Plan, and as the proxies named in the proxy determine in their discretion with respect to any other matters properly brought before the meeting. Any proxy may be revoked by written notice received by our secretary at any time prior to the voting at the meeting, by submitting a subsequent proxy or by attending the annual meeting and voting in person. Attendance by a shareholder at the annual meeting does not alone serve to revoke his or her proxy.

The presence, in person or by proxy, of a majority of the votes entitled to be cast at the meeting will constitute a quorum at the meeting.

A proxy submitted by a shareholder of common stock may indicate that all or a portion of the common shares represented by his or her proxy are not being voted (“shareholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares of common stock subject to a proxy which are not being voted on a particular matter because of either a shareholder withholding or a broker non-vote will not be considered shares present and entitled to vote on the matter. These common shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum, unless the proxy indicates that the shares are being withheld from being voted on any matter at the meeting, in which case the shares will not be counted for purposes of determining the presence of a quorum.

The election of directors requires a plurality vote of the votes cast at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee, whether as a result of a direction of the shareholder to withhold authority, abstentions or a broker non-vote, will not be counted in the nominee’s favor. There is no cumulative voting for directors of our company. As there are eight directors to be elected; the eight persons receiving the highest votes will be elected if nominees other than those nominated by the board are presented.

The 2007 Performance Equity Plan and all other matters that may be brought before the shareholders must be approved by the affirmative vote of a majority of the votes cast at the meeting. Abstentions from voting in this case are counted as “votes cast” with respect to the proposal and, therefore, have the same effect as a vote against the proposal. Shares deemed present at the meeting but not entitled to vote because of either shareholder withholding or broker non-vote are not deemed “votes cast” with respect to the proposal and therefore will have no effect on the vote.

Annual Report

Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, which contains our audited financial statements for the years ended December 31, 2005 and 2006, is being mailed along with this proxy statement.

We will provide to you exhibits to the Annual Report upon payment of a fee of $.25 per page, plus $5.00 postage and handling charge, if requested in writing to the Secretary, HydroGen Corporation, 2 Juniper Street, Versailles, Pennsylvania 15132.

Security Ownership of Certain Beneficial Owners [update chart]

The following table sets forth certain information regarding our common stock beneficially owned on May 10, 2007 for (i) each shareholder known to be the beneficial owner of 5% or more of outstanding common stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group. The table assumes a total of 12,769,904 shares of common stock outstanding.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Leo Blomen(1)(2)	429,919	3.4%
Joshua Tosteson(1)(3)	559,430	4.4%
Scott Schecter(1)(4)	185,417	1.4%
Scott Wilshire(1)(5)	73,375	0.5%
Brian Bailys(1)(6)	120,406	0.9%
John J. Freeh(1)(6)	11,500	—
Howard-Yana Shapiro(1)(6)	11,500	—
Michael E. Basham(1) (7)	8,500	—
Philip J. Kranenburg(1) (7) (8)	140,000	—
Brian T. McGee(1) (7)	7,500	—
FuelCell Holdings, LLC(9)	757,445	5.9%
Alysheba Funds(10)	875,000	6.8%
Ardsley Partners Funds(11)	1,100,000	8.5%
Federated Investors, Inc.(12)	1,250,000	9.6%
Magnetar Capital Master Fund, Ltd.(13)	1,498,305	11.5%
Pequot Capital Management, Inc.(14)	866,313	6.8%
All Executive Officers and Directors as a group (seven persons)(15)	1,392,547	10.6%

*
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of options or warrants currently exercisable or convertible within 60 days, are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.

(1)	c/o 2 Juniper Street, Versailles, PA 15132.

(2)	Includes 18,333 shares of common stock subject to options that vest as of June 30, 2007, but does not include 36,667 shares of common stock that are subject to options that may vest in the future.

(3)	Includes 15,833 shares of common stock subject to options that vest as of June 30, 2007, but does not include 31,667 shares of common stock that are subject to options that may vest in the future.

(4)	Includes 93,586 shares of common stock subject to options that vest as of June 30, 2007, but does not include 44,529 shares of common stock that are subject to options that may vest in the future.

(5)	Includes 73,375 shares of common stock subject to options that vest as of June 30, 2007, but does not include 60,740 shares of common stock subject to options that may vest in the future.

(6)	Includes 11,500 fully vested stock options that were received upon joining the Board of Directors, as well as a subsequent annual grant.

(7)	Includes 7,500 fully vested stock options that were received upon joining the Board of Directors.

(8)	Includes 132,500 shares indirectly held by Mr. Kranenburg through The Kranenburg Fund, L.P. of which Mr. Kranenburg is the general partner and over which he has dispositive and voting control.

(9)	FuelCell Holdings, LLC has an address at 3201 Enterprise Parkway, Suite 460, Beachwood, Ohio 44122. Mr. Saul Siegel has investment authority over these shares.

(10)
Each of Alysheba QP Fund L.P., Alysheba Fund L.P. and Alysheba Fund Ltd. are registered companies pursuant to the Investment Company Act of 1940. John A. Murphy, manager of the funds and Philip C. Furse, co-manager of the funds, have dispositive and voting authority of all the shares held by the aforementioned investors. Amount includes 175,000 shares of common stock subject to warrants.

(11)
Ardsley Partners Fund II, L.P., Ardsley Institutional Fund, L.P. and Ardsley Offshore Fund, Ltd. are managed by Ardsley Partners, a partner of which, Steven N. Napoli, has the dispositive and voting authority of all the shares held by the aforementioned investors. Amount includes 200,000 shares of common stock subject to warrants.

(12)
Federated Kaufman Fund, a Portfolio of Federated Equity Funds, is a registered company pursuant to the Investment Company Act of 1940. The fund is an affiliate of Federated Securities Corp., a NASD or a broker-dealer registered pursuant to Section 15 of the Exchange Act through common ownership by the parent corporation of each Federated Investors. Amount includes 250,000 shares of common stock subject to warrants.

(13)
Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd. (“Magnetar Master Fund”) and consequently has voting and investment discretion over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Master Fund. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares. Amount includes 250,000 shares of common stock subject to warrants.

(14)
Shares beneficially owned by Pequot Capital Management, Inc. represent 490,442 shares of common stock held of record by Pequot Scout Fund, L.P. and 275,871 shares of common stock held of record by Pequot Mariner Master Fund, L.P. Pequot Capital Management, Inc., which is the investment manager to the above named funds exercises sole dispositive, voting and investment power for all the shares. Arthur J. Samberg is the sole shareholder of Pequot Capital Management, Inc. and disclaims beneficial ownership of the shares except for his pecuniary interest.

(15)	Includes 244,522 shares of common stock subject options that vest as of June 30, 2007, but does not include 184,708 shares of common stock that are subject to options that may vest in the future.

Officers and Directors

The following table sets forth certain information about each of the members of the Board of Directors and each executive officer:

Name	Age	Positions	Director Since
Dr. Leo Blomen	52	Chairman and Chief Executive Officer	2005
Joshua Tosteson	35	President and Director	2005
Dr. Howard Shapiro(1)	59	Director	2005
Brian Bailys	47	Director	2005
John Freeh(1)(3)	55	Director	2005
Michael Basham(2)(3)	57	Director	2006
Philip J. Kranenburg(2)	46	Director	2006
Brian T. McGee(2)	47	Director	2006

Executive Officers	Age	Positions	Officer Since
Scott M. Schecter	50	Chief Financial Officer	2005
Scott Wilshire	44	Chief Operating Officer	2005

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Nominating Committee

Dr. Leo Blomen is the Chairman and Chief Executive Officer of HydroGen, and has been active in fuel cells and energy related management for almost 23 years. From 1996 to 2000, Dr. Blomen served as Executive Director and Head of the International Division of NUON, the largest electric, gas, water and telecom utility company in the Netherlands serving millions of customers and with over $4 billion in revenues. Dr. Blomen was responsible for starting and building a portfolio of over 20 companies in countries such as USA, UK, China, Czech Republic, and Romania. He served on the Boards of most of those companies, and invested several $100’s million successfully. Among his responsibilities were a number of fuel cell projects, including the installation and operation of the world’s first 100 kW solid oxide fuel cell (SOFC) system, supplied by Westinghouse to a consortium led by NUON. Prior to his NUON assignment, he worked on several energy companies through his own consulting company Blomenco B.V., including the Dutch company Heron, which has built a compact 1.4 MW gas turbine with 43% net electrical efficiency. Dr. Blomen was also responsible for making the first designs of fuel cell/gas turbine combination systems under contract from Westinghouse. He was the primary editor of a book on Fuel Cell Systems (Plenum Press, 1993). From 1983 to 1992, Dr. Blomen served in several capacities for the engineering contractor KTI (Kinetics Technology International), a world leader in hydrogen plant construction, most of the time on its Board and as Group VP. He initiated and managed over 40 research, development and demonstration projects in Europe and the USA, including the construction of the first two PAFC power plants in Europe, as well as several steam reformer developments. Dr. Blomen is a co-founder of the EFCG (European Fuel Cell Group) and has served as its Treasurer throughout its existence. EFCG merged with FuelCell Europe in 2004. He holds a doctorate of medicine from Leiden University and an engineering degree in chemical technology from Delft University. Dr. Blomen devotes a minimum of 50% of his professional time to Hydrogen, augmenting the day-to-day full time management activities of Mr. Tosteson with his decades of experience in portfolio management of companies. The Messrs. Blomen and Tosteson have developed this management model over the past three years of intensive collaboration in developing HydroGen.

Mr. Joshua Tosteson is a Director and President of HydroGen, and has been active in the fields of earth systems science, education, public outreach, management consulting, and environmental entrepreneurship for over 10 years. He is a co-founder of FullCircle LLC, a New York-based company that deployed facilities to remediate organic waste streams and produce high-value organic soil amendments, and which consulted to international development and aid organizations. Over 2000-2001, Mr. Tosteson served on assignment as Eco-Industrial Development Manager for the redevelopment of a deactivated army ammunition site in Louisiana. In this capacity on behalf of the Operations Support Command of the US Army, Mr. Tosteson and colleagues attracted over $20MM in private and Federal investment to establish two new commercial manufacturing operations on the site utilizing regionally available waste streams as feedstock. From 1994 to 1997, Mr. Tosteson served in various capacities as a management consultant for the Biosphere 2 facility in Oracle, AZ, supporting a comprehensive effort to re-tool and reorganize the project that culminated in a long-term facility management contract with Columbia University. Concurrently to that assignment he served as an Adjunct Fellow and researcher at the Kennedy School of Government, Harvard University. He has published widely in the peer-reviewed and popular literature. He holds degrees in environmental science and public policy (BA, Harvard University) and atmospheric science (MA, Columbia University).

Mr. John J. Freeh, Director of HydroGen, served as president of LM Systems Management and as an officer of Lockheed Martin from July 2001 until his retirement in February 2007. Mr. Freeh was responsible for Lockheed Martin’s Defense, Energy and National Security Services businesses. From January, 1993 to 2001, Mr. Freeh was the president and general manager of KAPL, Inc. KAPL, Inc designed, developed and tested naval nuclear reactors and propulsion systems and operated land passed nuclear power prototypes to test reactor and propulsion system designs. From 1974 to 1993, Mr. Freeh held other positions with KAPL, Inc., including Manager - Computer Information Systems, Manager - Special Projects, Manager - Prototype Programs and Design and Manager - Prototype Engineering.

Mr. Brian D. Bailys, Director of HydroGen, has been the principal of The Bailys Group, a consulting and strategic and financial planning company that he formed in January 1993. Mr. Bailys is also a certified public accountant. The consulting firm has been involved in strategic planning with numerous early stage companies and their funding requirements and works with high net worth individuals in many different capacities. From June 1981 to 1993, Mr. Bailys was with Plant & Moran, an accounting and consulting firm where he acted as a tax accountant, personal financial planner and business planner. Mr. Bailys is a director of Life Settlement Insights, a life settlement company, and Life-X, an on-line exchange for the sale of life insurance policies.

Dr. Howard-Yana Shapiro, Director of HydroGen, was appointed Director of External Research of Mars, Incorporated in 2005, and has served as its Director of Plant Science since 2000. Mars, Incorporated operates in over 65 countries, with business units in snack food, pet care, main meal food, drinks, and electronics. Within Mars, Dr. Shapiro is responsible for plant genetics, integrated pest management/biological control of diseases, water conservation and the sustainability/production models for agroecology, agro-forestry and agro-economics of cacao. Additionally, he is the Director of the Multi-Disciplinary Research Unit, a collaboration between Mars, Incorporated, and the University of California, Davis. In 1991, Dr. Shapiro joined Seeds of Change, a leading supplier of organic seeds, garden products, and specialty foods, as its Vice-President for Agriculture, and later served as its Vice-President of Research and Development/Agriculture before leading the company’s acquisition by Mars, Incorporated in 1997. Dr. Shapiro has twice been named a Fulbright Scholar, twice a Ford Foundation Fellow, and was winner of the National Endowment for the Humanities Award.

Mr. Brian T. McGee, Director of HydroGen, serves as Senior Vice President and Chief Financial Officer for Intellon Corporation, a designer and seller of integrated circuits for powerline communications for home networking, networked entertainment, commercial and broadband over powerline applications. From May 2003 to January 2006, Mr. McGee served as Chief Financial Officer and Vice President, Finance of Lexar Media, Inc., a developer, manufacturer and marketer of high-performance digital media. From May 2000 to May 2003, Mr. McGee was Chief Financial Officer of Equator Technologies, Inc., a fabless semiconductor company that designs, develops, and markets programmable system-on-a-chip processors for video applications. From August 1999 to May 2000, Mr. McGee was Vice President, Finance of SmartAge.com, an internet provider of business-to-business products and services. From November 1998 to August 1999, Mr. McGee was Vice President, Finance and Chief Financial Officer of Academic Systems Corporation, a provider of education software products. From January 1987 to November 1998, he served in a variety of finance positions at Raychem Corporation, a material science company. Mr. McGee holds a B.S. in business administration from California Polytechnic State University, San Luis Obispo and a Certificate in Management Accounting.

Mr. Michael E. Basham, Director of HydroGen, has over 30 years of experience in the energy and finance industries. Mr. Basham currently serves as executive vice president for finance and planning for Howard Energy & Co., Inc., a privately held energy company with a diversified portfolio of both domestic and international energy investments in the oil and gas exploration, natural gas marketing and storage, energy services, hydroelectric power generation, and drilling services industries. Prior to joining Howard Energy in 1999, Mr. Basham served as a principal in the consulting practice of Ernst &Young from 1996 to 1999. From 1994 to 1996, Mr. Basham served as an executive vice president with First Fidelity Bank. From 1991 to 1994, Mr. Basham was a managing director at Shearson Smith Barney, now owned by Citigroup, where he headed up the Privatization investment banking group and the International division. From 1989 to 1991, Mr. Basham served as Deputy Assistant Secretary and Acting Assistant Secretary of the United States Treasury. From 1987 to 1989, Mr. Basham worked as a senior professional at Wertheim Schroder, an investment bank. From 1982 to 1986, Mr. Basham founded and served as chief executive officer of Norden Capital, an investment management firm. From 1972 to 1982, Mr. Basham served in various roles, including vice president of the investment division and manager of fixed income, trading, and sales, for South Carolina National Bank. Mr. Basham attended the United States Air Force Academy, received a Bachelor of Science degree from the University of Southern Mississippi, and received an MBA from the University of South Carolina.

Mr. Philip J. Kranenburg, Director of HydroGen has served as Managing Director of Kranenburg Capital Management and as a Partner in Kranenburg Certified Public Accountants since 2002. In 2001, Mr. Kranenburg served as Vice President of Marketing at Virtual Purchase Card, Inc.; and from 1999 to 2000 served as Director of Marketing at Xcert International, a provider of electronic security solutions. Mr. Kranenburg also held management positions at Gemplus International, Framdrive Corp., and Shearson Lehman Hutton. He earned his CPA while with Price Waterhouse and is a graduate of Stanford University.

Mr. Scott Schecter was the interim Chief Financial Officer of HydroGen from June 2004 to April 2005, when he became the Chief Financial Officer on a full time basis. From 1994 to 2004, Mr. Schecter, a CPA, served as Vice President, Chief Financial Officer and Treasurer of Fuel-Tech N.V., a publicly-traded technology company in the air pollution control, fuel treatment and software businesses. He also served as Chief Financial Officer of Clean Diesel Technologies, Inc., a publicly-traded development stage company in the specialty chemical business from 1995 through 1999. In 1990, Mr. Schecter participated in a management buyout of American Vision Centers, Inc., a retail optical chain, and served as that company’s Senior Vice President and Chief Financial Officer through January 1994. After graduating with his MBA from the Wharton School of the University of Pennsylvania, Mr. Schecter served as a corporate development officer for W. R. Grace & Co. from 1986 to 1990, focusing on acquisitions, strategic investments and divestitures. After receiving his B.S. in Accounting from the State University of New York at Albany, Mr. Schecter practiced for 6 years as a CPA, the last 4 of which were with Goldstein Golub Kessler & Co. Mr. Schecter was previously a member of the Board of Directors of Fuel Tech, Inc. (the operating subsidiary of Fuel-Tech N.V.) and American Vision Centers, Inc. Mr. Schecter currently serves as a Director and Chairman of the Audit Committee of DayStar Technologies, Inc. (NASDAQ SmallCap: DSTI), a manufacturer and developer of photovoltaic products.

Mr. Scott Wilshire has been HydroGen’s Chief Operating Officer since March 2005. From November 2000 to March 2005, Mr. Wilshire was Director of Marketing Engagement of Plug Power Inc., a development stage company that designs, develops and manufactures on-site electric power generation systems using proton exchange membrane fuel cells for stationary applications. From March 1999 to November 2000, Mr. Wilshire was the Director of Large Stationary Systems/GE Interface of Plug Power Inc., responsible for a joint venture with General Electric Company working in the development of a residential fuel cell product and directing marketing and product development for Plug Power’s first successful large-scale fuel cell system. From April 1986 to March 1999 Mr. Wilshire was employed at KAPL Inc, a Lockheed Martin Company, in various capacities, including Principal Field Engineer from 1986 to 1993, Lead Engineer, Materials and Maintenance from 1993 to 1995 relating to engineering, planning and execution of an inactivation of a nuclear reactor test facility, Manager of S9G Servicing Development from 1995 to 1997 responsible for design and development of major systems and equipment support for the installation and servicing of advanced submarine power plants, and Manager of Pressure Vessel Removal from 1997 to 1999 responsible for removal and disposal of three expended naval nuclear power plant reactor vessels. Mr. Wilshire was employed by GE Nuclear Energy as a nuclear field engineer from 1984 to 1986. He received a Bachelor of Science degree in Marine Engineering/Nuclear Engineering from the United States Merchant Marine Academy, a Master of Business Administration from Rensselaer Polytechnic Institute, and completed the U.S. Navy Nuclear Power Engineering School.

Independence of Directors

Our common stock is listed on the NASDAQ Capital Market. As a result, we follow the rules of NASDAQ in determining if a director is independent. The board of directors also consults with our counsel to ensure that its determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. Consistent with these considerations, the board of directors affirmatively has determined that Messrs. Shapiro, Freeh, Basham, Kranenburg and McGee will be our independent directors for the upcoming year. The other remaining directors may not be deemed independent under the NASDAQ rules because they are currently employed by us or have other prior or existing relationships with us that may result in them being deemed not “independent.” All members of our audit, compensation and nominating committees are independent.

Board and Committee Information

During the fiscal year ended December 31, 2006, our board of directors met nine times and acted by unanimous written consent one time. All the members of our board of directors attended our last annual meeting. Although we do not have any formal policy regarding director attendance at annual shareholder meetings, we attempt to schedule our annual meetings so that all of our directors can attend. In addition, we expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. We have standing nominating, compensation and audit committees of the board of directors. Each of our current directors attended at least 75% of the aggregate number of meetings of the board and of each committee of which he was a member held in 2006.

Copies of the nominations and audit committee charters are available on the company web site, under the governance section, at www.hydrogenllc.com.

Nominating Committee Information

The Nominating Committee is comprised of Messrs. Freeh and Basham. The committee held no meetings during fiscal year 2006 having been appointed January 16, 2007. Members of the Nominating Committee are appointed by the Board of Directors. The principal duty of the Nominating Committee is to identify individuals qualified to become members of the Board of Directors and recommend the persons to be nominated by the Board of Directors for election as directors at the annual meeting of stockholders.

The Nominating Committee will consider nominees for the Board of Directors recommended by stockholders. Nominations by stockholders must be in writing, and must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating stockholder is a beneficial or record owner of the Company’s common stock. Any such submission must also be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as director if elected. Nominations must be delivered to the Nominating Committee at the following address:

Nominating and Corporate Governance Committee
HydroGen Corporation
10 East 40th Street, Suite 3405
New York, NY 10016

The Nominating Committee is required to review the qualifications and backgrounds of all directors and nominees (without regard to whether a nominee has been recommended by stockholders), and recommend a slate of directors to be nominated for election at the annual meeting of stockholders, or in the case of a vacancy on the Board of Directors, recommend a director to be elected by the Board of Directors to fill such vacancy.

The Nominating Committee nominated the sitting directors for re-nomination as directors to be elected at the annual stockholders meeting of 2007.

Audit Committee Information and Report

The Audit Committee of our Board of Directors is composed of three directors and was formed on December 11, 2006. The members of the Audit Committee are Michael E. Basham, Brian T. McGee and Philip J. Kranenburg. Mr. Basham is the Chairman of the Committee. Except pursuant to limited exceptions, our audit committee is required to be comprised of at least three “independent directors” who are also “financially literate” as defined in the NASDAQ standards. These listing standards define an “independent director” generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. The listing standards define “financially literate” as being able to read and understand fundamental financial statements (including a company’s balance sheet, income statement and cash flow statement). Our board of directors has determined that each member of the audit committee is an independent director and is financially literate as required by the applicable rules of NASDAQ and the Securities and Exchange Commission. Our Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” under federal securities laws, by virtue of his relevant experience, and is independent.

The Audit Committee is appointed by our board of directors to assist the board in monitoring: (i) the integrity of our annual, quarterly and other financial statements; (ii) our independent auditor’s qualifications and independence; (iii) the performance of our independent auditor; and (iv) our compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing and approving all related-party transactions.

Meetings and Attendance

The Audit Committee was established on December 11, 2006 and held no meetings during the year ended December 31, 2006. During the fiscal year ended December 31, 2006, the Board of Directors took actions that normally would be taken by the Audit Committee.

Audit Fees

Through September 30, 2005, Goldstein Golub Kessler LLP (the Firm) had a continuing relationship with American Express Tax and Business Services Inc. (TBS), from which it leased auditing staff who were full time, permanent employees of TBS and through which its partners provide non-audit services.  Subsequent to September 30, 2005, this relationship ceased and the firm established a similar relationship with RSM McGladrey, Inc. (RSM). The Firm has no full time employees and therefore, none of the audit services performed were provided by permanent full-time employees of the Firm. The Firm manages and supervises the audit and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

The following table shows the fees paid or accrued for the audit and other services provided by Goldstein Golub Kessler LLP for the years ended December 31, 2006 and 2005:

	December 31, 2006	December 31, 2005
Audit Fees	$92,387	$71,616
Audit Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
	$92,387	$71,616

Audit services of Goldstein Golub Kessler LLP for the years 2006 and 2005 consisted of the audit of the year end financial statements and the review of the quarterly financial statements of HydroGen and registration statements and other SEC filings.

Audit Committee Pre-Approval Policies and Procedures

In accordance with Section 10A(i) of the Securities Exchange Act of 1934, before we engage Goldstein Golub Kessler LLP to render audit or non-audit services, the engagement for fiscal year 2007 was approved by our Audit Committee. Our Audit Committee will approve all of the types of fees for work normally undertaken by our auditors.

Review of Audited Financial Statements

Pursuant to the Audit Committee’s written charter, which was adopted by the Board of Directors on September 13, 2006, its responsibilities include, among other things:

- reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-KSB;

- discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

- discussing with management and the independent auditor the effect on our financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures;

- discussing with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies;

- reviewing disclosures made to the audit committee by our chief executive officer and chief financial officer during their certification process for our Form 10-KSB and Form 10-QSB about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls;

- verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

- reviewing and approving all related-party transactions;

- inquiring and discussing with management our compliance with applicable laws and regulations;

- pre-approving all auditing services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

- appointing or replacing the independent auditor;

- determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

- establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

During 2006, members of the Board of Directors fulfilled the functions of an audit committee and since December 2006 the Audit Committee acted in its own right. Each, in the relevant time frame met and held discussions with management and Goldstein Golub Kessler LLP. Management represented to the board and Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the board and Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The board and Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Our independent auditors also provided the board and Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the board and Audit Committee discussed with the independent auditors and management the auditors’ independence, including with regard to fees for services rendered during the fiscal year and for all other professional services rendered by our independent auditors. Based upon the Audit Committee’s discussion with management and the independent auditors in 2007 and its review of the representations of management and the report of the independent auditors to the Audit Committee, it recommended that the audited consolidated financial statements be included and presented in our annual report on Form 10-KSB for the fiscal year ended December 31, 2006.

The Members of the Audit Committee
Michael Basham
Philip J. Kranenburg
Brian T. McGee

Compensation Discussion and Analysis

Our Compensation Committee was established on December 8, 2005 and is currently comprised of Howard Shapiro and John Freeh, each of whom is an independent director. During the fiscal year ended December 31, 2006, the compensation committee met four times. The responsibilities of the committee include:

- establishing the general compensation policy for our executive officers, including our chief executive officer;

- administering our stock performance plans; and

- in administering each of these plans, determining who participates in the plans, establishing performance goals, if any, and determining specific grants and bonuses to the participants.

Our compensation policies are generally designed to provide competitive levels of compensation that integrate pay with our annual performance and reward above average corporate performance, recognize individual initiative and achievements, and assist us in attracting and retaining qualified executives. In addition to the guidance provided by our Compensation Committee, we may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive officers. This could include subscriptions to executive compensation surveys and other databases.

The Compensation Committee will make all final determinations with respect to executive officers’ compensation, based on an appraisal of our financial status. Our chief executive officer may make recommendations to the Compensation Committee relating to the compensation of executive officers, but the Compensation Committee has full autonomy in determining executive compensation.

Our Compensation Committee is charged with performing an annual review of our executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies. The review is subject to the terms of outstanding written employment agreements, which in some cases provide for periodic review, periodic increases and bonuses.

Section 162(m) of the Internal Revenue Code generally disallows a public company’s tax deduction for compensation paid to the chief executive officer and the four other most highly compensated officers in excess of $1 million in any taxable year. The effect of Section 162(m) is substantially mitigated by our net operating losses, although the amount of any deduction disallowed under Section 162(m) could increase our alternative minimum tax by up to 2% of such disallowed amount. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are satisfied. In determining executive compensation, our Compensation Committee considers, among other factors, the possible tax consequences. Tax consequences, including tax deductibility, are subject to many factors (such as changes in the tax laws) that are beyond our control. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For these reasons, the committee , while considering tax deductibility as one of the factors in determining compensation, does not limit compensation to those levels or types of compensation that will be deductible by us.

Our agreements with our executive officers have generally included compensation in the form of (i) a base salary, which was not anticipated to be the sole component of our executives total annual cash compensation, (ii) bonus evaluation, and (iii) a grant of equity awards under out Performance Equity Plans. Although our Compensation Committee reviews total compensation, the various elements of compensation are not necessarily inter-related. A full description of the agreements we have with our executive officers is set forth elsewhere in this proxy statement.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this proxy statement and, based upon the review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Members of the Compensation Committee

Howard Shapiro
John Freeh

Notwithstanding anything to the contrary set forth in our previous filings under the Securities Act or the Exchange Act that might incorporate future filings made by us under those statutes, the sections set forth above under the captions entitled “Review of Audited Financial Statements” and “Compensation Committee Report” will not be incorporated by reference in any of those prior filings or any future filings by us.

Director Compensation

Each of the non-employee directors of HydroGen are paid an annual fee of $10,000 and paid $1,000 per face-to-face meeting or $500 per telephonic meeting attended. Non-employee directors are also paid $500 for each committee meeting attended, either in person or telephonically. Non-employee directors are also granted options to purchase 7,500 shares of common stock on their initial appointment or election to the Board of Directors and each year thereafter they will be granted options to purchase 4,000 shares of common stock so long as they continue as directors of HydroGen. Any options will vest immediately on grant and be exercisable for a period of up to five years. Alternatively, HydroGen may issue restricted securities or deferred securities under the stock option plan with a restricted period or deferred period to be determined.

The following Director Compensation Table summarizes the compensation of our non-employee directors for services rendered by HydroGen during the year ended December 31, 2006.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
John Freeh	$17,000	$37,165	$54,165
Brian Bailys	17,000	37,165	54,165
Howard Yana-Shapiro	14,000	37,165	54,165
Michael Basham	-	-	-
Philip J. Kranenburg	-	-	-
Brian McGee	-	-	-

Executive Compensation

The table below sets forth for the calendar year ending December 31, 2006, the compensation of HydroGen’s Chief Executive Officer and the three other most highly compensated executive officers of HydroGen during the calendar year 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year		Salary	Bonus	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Leo Blomen, (1) Chairman and Chief Executive Officer	2006	(2)	-	-	125,015	-	-	-	125,015
Joshua Tosteson, President	2006	(2)	215,295	89,696	107,967	-	-	13,951	426,909
Scott M. Schecter, Chief Financial Officer	2006	(2)	243,000	55,450	54,552	-	-	27,642	380,644
Scott Wilshire, Chief Operating Officer	2006	(2)	173,019	47,160	119,956	-	-	23,060	363,195

(1)
HydroGen has a relationship with Blomenco B.V., a Dutch management services company organized under Dutch law and making available, among other things, the management services of Dr. Leo Blomen, along with the necessary support staff, office and infrastructure. Dr. Blomen spends a minimum of 80% of his time on HydroGen business activities.

(2)
From January 2006 to April 2006, Blomenco B.V. charged a management fee of €185,000 per annum, but was paid in US dollars at a conversion rate equal to 50% of the difference between the dollar and the euro. From April 2006 to October 2006, Blomenco B.V. charged a management fee of €225,000 per annum, but was paid in US dollars at a conversion rate equal to 50% of the difference between the dollar and the euro. From November 2006 - December 2006, Blomenco B.V. charged a management fee of €252,000 per annum and was paid in US dollars at the market conversion rate between the dollar and the euro. In 2006, Blomenco B.V earned fees totaling $349,188, which includes a bonus earned of $115,239.

The following table sets forth information concerning the other compensation granted to the named executive officers for the year ending December 31, 2006.

Name	Year	Medical Premiums	401K Employer Match
Leo Blomen	2006	-	-
Joshua Tosteson	2006	6,451	7,500
Scott M. Schecter	2006	18,842	8,800
Scott Wilshire	2006	16,223	6,837

The following table sets forth information concerning the outstanding equity awards granted to the named executive officers at December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END OPTION AWARDS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Leo Blomen	18,333	36,667	36,667	4.50	12/11/2011
Joshua Tosteson	15,833	31,667	31,667	4.50	12/11/2011
Scott M. Schecter	66,567 8,000	47,548 16,000	47,548 16,000	4.34 4.50	04/01/2014 12/11/2011
Scott Wilshire	52,414 - 6,667	33,354 28,347 13,333	33,354 28,347 13,333	4.34 5.15 4.50	03/01/2014 06/15/2010 12/11/2011

Employment Agreements

Each officer serves at the discretion of our board of directors. We have entered into employment agreements with Joshua Tosteson, President and Director, Scott Schecter, Chief Financial Officer, and Scott Wilshire, Chief Operating Officer. Under each such employment agreement, the executive is entitled to participate in an annual bonus program, which program must be adopted by the Board on an annual basis. Each executive’s receipt of bonus compensation is within the sole discretion of the Compensation Committee of the board of directors, which consists entirely of non-employee Directors. The Compensation Committee has the right to alter, amend or eliminate all or any part of any bonus or incentive plans at any time, without compensation. Each executive is also entitled to participate in all of our employee benefit plans. As part of each agreement, each executive has signed a general employment agreement, which inter alia contain nondisclosure, development and nonsolicitation provisions, in which he has agreed, among other things, to protect HydroGen’s confidential information, not to solicit Company employees, and not to breach any agreements with third parties.

Dr. Leo Blomen is the Chairman and Chief Executive Officer of HydroGen, and his services are made available through a Dutch management consulting firm that charges HydroGen a biweekly management fee for his services. The basic terms of an agreement between the management firm and HydroGen have been negotiated, and formalization of an agreement should be finalized in early 2007. Blomenco’s current fee arrangement totals approximately €252,000 per annum for 80% of Dr. Blomen’s time. Blomenco will also be reimbursed for benefits that it provides Dr. Blomen, so long as such benefits are similar to those provided to HydroGen’s executive officers. Through Blomenco, Dr. Blomen can also earn bonuses from HydroGen, and HydroGen has agreed to provide Blomenco with its usual management fee, bonus payment and benefits for one year following termination without cause.

Joshua Tosteson, Director and the President of HydroGen, and HydroGen have entered into an employment agreement for a period of three years commencing April 1, 2005, renewable on an automatic basis annually thereafter. The agreement may be terminated for cause at any time by HydroGen. If the agreement is terminated without cause, HydroGen will owe Mr. Tosteson one year of severance pay. Mr. Tosteson earns an annual salary of $238,500, and is entitled to various bonuses upon HydroGen reaching various milestones, at the discretion of the Compensation Committee. Mr. Tosteson will be eligible to participate in the standard benefits offered to all employees of HydroGen, including coverage under the company medical and disability plans.

Scott Schecter and HydroGen have entered into an employment agreement with Mr. Schecter as the Chief Financial Officer of HydroGen for a period of three years. The agreement may be terminated at any time for cause, however if Mr. Schecter is terminated without cause, he is entitled to one year severance pay from HydroGen, plus the acceleration of certain rights to options that would have been otherwise earned. In addition, Mr. Schecter earns an annual salary of $260,000 and is entitled to bonuses based upon his performance and the performance of HydroGen, as determined by the Compensation Committee. Mr. Schecter has been granted an option commencing April 2005 to acquire 114,115 shares of HydroGen common stock, exercisable until April 2015 at approximately $4.34 per share. These options vest ratably each month until April 2008. He also will be eligible to receive awards of additional options to acquire future awards of common stock of HydroGen. Mr. Schecter will be eligible to participate in the standard benefits offered to all employees of HydroGen, including coverage under the company medical and disability plans.

Scott Wilshire, the Chief Operating Officer of HydroGen, entered into an employment agreement with HydroGen in March of 2005 for a period of three years. Mr. Wilshire earns an annual salary of $201,600, and is entitled to bonuses based upon his performance and the performance of HydroGen, as determined by the Compensation Committee. Mr. Wilshire can be terminated at any time for cause. If Mr. Wilshire is terminated without cause, he is entitled to receive one year severance pay. Mr. Wilshire has been granted an option to acquire 85,768 shares of HydroGen common stock at an exercise price of approximately $4.34 per share, exercisable until January 31, 2015 once vested. These options vest ratably each month until March 2008. He also will be eligible to receive awards of additional options to acquire future awards of common stock of HydroGen. Mr. Wilshire will be eligible to participate in the standard benefits offered to all employees of HydroGen, including coverage under the company medical and disability plans.

2005 Performance Equity Plan

The 2005 Performance Equity Plan was adopted on July 6, 2005 by the board of directors and approved by the shareholders on August 16, 2005. The plan provides for the issuance of up to 1,100,000 shares of common stock under various awards, including incentive and non-incentive options, stock appreciation rights, restricted stock, deferred stock and other stock based grants. The plan is administered by the Board of Directors. The Board of Directors, at the time of an award, will determine the type of award, the exercise price, vesting schedule, and expiration date, as well as any other terms of the award. The minimum price of an award cannot be less than the market price on the date of the award. Incentive options may be granted only to employees, otherwise awards may be granted to officers, directors, employees and consultants who are individuals. The plan provides for acceleration of vesting of outstanding awards in the event of a non-approved acquisition of more than 35% of the combined voting power of HydroGen. The vesting may also be accelerated in the event of certain approved transactions. Currently, there are 766,157 shares subject to stock option awards under the plan at an weighted average exercise price of $4.28 and there are 333,843 shares available for future grants of awards.

Code of Ethics

A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

1) Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2) Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to the Securities and Exchange Commission and in other public communications made by HydroGen;

3) Compliance with applicable government laws, rules and regulations;

4) The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

5) Accountability for adherence to the code.

The board of directors adopted a code of ethics that is designed to deter wrongdoing and to promote ethical conduct and full, fair, accurate, timely and understandable reports that the company files or submits to the SEC and others. A copy of the code of ethics was filed as an exhibit to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 (Exhibit 14.1), and is available on the company web site at www.hydrogenllc.net.

Shareholder-Director Communication

The board of directors has determined not to adopt a formal methodology for communications from shareholders on the belief that any communication would be brought to the boards' attention by virtue of the co-extensive employment by two of the members of the board of directors as management persons.

Indemnification

The laws of Nevada permit the indemnification of directors, employees, officers and agents of Nevada corporations. Our bylaws provide that we shall indemnify to the fullest extent permitted by Nevada law any person whom we are able to indemnify under that law.

The provisions of Nevada law that authorize indemnification limit their application only to circumstances where the indemnified person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws.

To the extent that we indemnify our management for liabilities arising under securities laws, we have been informed by the SEC that this indemnification is against public policy and is therefore unenforceable.

Certain Transactions

HydroGen has a relationship with Blomenco B.V., a Dutch management services company organized under Dutch law and making available, among other things, the management services of Dr. Leo Blomen, along with the necessary support staff, office and infrastructure. Dr. Blomen spends a minimum of 80% of his time on HydroGen business activities.

From January 2006 to April 2006, Blomenco B.V. charged a management fee of €185,000 per annum, but was paid in US dollars at a conversion rate equal to 50% of the difference between the dollar and the euro. From April 2006 to October 2006, Blomenco B.V. charged a management fee of €225,000 per annum, but was paid in US dollars at a conversion rate equal to 50% of the difference between the dollar and the euro. From November 2006 to December 2006, Blomenco B.V. charged a management fee of €252,000 per annum and was paid in US dollars at the market conversion rate between the dollar and the euro. In 2006, Blomenco B.V earned fees totaling $349,188, which includes a bonus earned of $115,239.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires HydroGen’s officers and directors, and persons who own more than ten percent of a registered class of HydroGen’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”). Officers, directors and greater than ten percent beneficial owners are required by Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on the Company’s review of the copies of such forms it received and written representations from reporting persons required to file reports under Section 16(a), to HydroGen’s knowledge all of the Section 16(a) filing requirements applicable to such persons with respect to fiscal 2006 were complied with, except that on December 11, 2006, the Company granted stock options to Messrs. Freeh, Bailys, Tosteson, Schecter, Wilshire and Dr.’s Blomen and Yana-Shapiro, and the applicable Form 4’s weren’t filed until January 2007. The individual officers and directors who were obligated to file Form 4 were inadvertently late in such filing.

PROPOSAL 1: ELECTION OF DIRECTORS

Our by-laws currently provide for eight directors, each of whom will serve a term of one year or until their successor is elected and qualified or their earlier resignation or removal. At this annual meeting you are being requested to eight persons to serve a term expiring at the next annual meeting.

Unless authority is withheld, the proxies solicited by our board of directors will be voted “FOR” the election of Dr. Leo Blomen, Mr. Joshua Tosteson, Dr. Howard Shapiro, Mr. Brian Bailys, Mr. John Freeh, Mr. Michael Basham, Mr. Philip J. Kranenburg and Mr. Brian T. McGee. Each of the foregoing persons was nominated by the board of directors. Our management has no reason to believe that the aforementioned persons will not be a candidate or will be unable to serve. However, if any of the persons should become unable or unwilling to serve as a directors, your proxies will be voted for the election of another person as shall be designated by the board of directors.

PROPOSAL 2: 2007 PERFORMANCE EQUITY PLAN

Background

The Board of Directors approved by unanimous written consent the “2007 Performance Equity Plan” on April 13, 2007, subject to stockholder approval. The plan reserves 1,300,000 shares of common stock for issuance in accordance with the plan’s terms. The purpose of the equity award plan is to enable the company to offer its employees, officers, directors and consultants whose past, present and/or potential contributions to the company have been, are or will be important to the success of the company, an opportunity to acquire a proprietary interest in the company. The various types of awards that may be provided under the stock option plan will enable the company to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.

No allocations of shares under the 2007 Plan have been made in respect of the executive officers or any other group. Currently, approximately four executive officers and all the other employees of the company are eligible to participate in plan awards at this time. All awards will be subject to the recommendations of management and the approval by the board of directors or the stock option committee or other administering committee.

A summary of the principal features of the equity award plan is provided below.

Administration

The plan is administered either by the board of directors or by a committee of the board of directors. Under the plan, the board of directors or committee has full authority, subject to the provisions of the plan, to award any of the following, either alone or in tandem with each other:

•	stock options;

•	stock appreciation rights;

•	restricted stock;

•	deferred stock;

•	stock reload options; and

•	other stock-based awards.

The board of directors or committee determines, among other things, the persons to whom from time to time awards may be granted, the specific type of award to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the awards, and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards. The interpretation and construction by the board of directors or committee of any provisions of, or of any questions arising under, the plan or any rule or regulation established by the board of directors or committee pursuant to the plan is final and binding on all persons interested in the plan.

Stock subject to the plan

The plan authorizes a total of 1,300,000 shares of common stock to be granted as awards under the plan. In order to prevent the dilution or enlargement of the rights of holders under the plan, the board of directors or committee may determine whether or not to adjust the terms of the awards or the number of shares reserved for issuance under the plan in the event of any stock split, reverse stock split, stock dividend payable on our shares of common stock, combination or exchange of shares, or other extraordinary event occurring after the grant of an award. Shares of our common stock that are awarded under the plan may be either treasury shares or authorized but unissued shares. If any award granted under the plan is forfeited or terminated, the shares of common stock reserved for issuance pursuant to the award will be made available for future award grants under the plan. As required by United States tax law, options may not be granted in excess of 1,300,000 shares of common stock to any one person in any one calendar year.

Eligibility

Subject to the provisions of the plan, awards may be granted to key employees, officers, directors and consultants to us or our subsidiaries. Notwithstanding the foregoing, an award may be granted to an individual in connection with his or her hiring or retention, or at any time on or after the date he or she reaches an agreement with us, either oral or in writing, with respect to his or her hiring, even though it may be prior to the date he or she first performs services for us or our subsidiaries. However, no portion of any award of this nature can vest prior to the date that the individual first performs the services he or she was hired or retained to perform.

Types of awards

Options. Under the plan, our board of directors or committee may award to participants either “incentive stock options” or unqualified stock options.

Incentive stock options may only be awarded to employees of us or our subsidiaries. To the extent that any stock option intended to qualify as an incentive stock option does not so qualify it will constitute a non-incentive stock option. An incentive stock option may be granted only within the ten-year period commencing from the effective date of the plan and may only be exercised within ten years from the date of grant, or five years from the date of grant in the case of a participant who at the time the stock option is granted owns more than 10% of the total combined voting power of all of our classes of voting securities. The exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of the shares on the last trading day prior to the date the stock option is granted. The number of shares covered by incentive stock options which may be exercised by participants in any year cannot have an aggregate fair market value in excess of $100,000, measured at the date of grant.

A participant has no rights as a stockholder with respect to the shares of our common stock underlying a stock option granted under the plan until shares are actually issued upon exercise of the stock option.

The board of directors or committee may establish provisions for the termination of a stock option grant upon the cessation of employment, including retirement, disability and death and provisions for continued exercise of vested options.

Stock appreciation rights. Under the plan, the board of directors or committee may grant stock appreciation rights to participants who have received stock options. A stock appreciation right entitles the holder to surrender to us all or a portion of a stock option in exchange for a number of shares of our common stock determined by multiplying the excess of the fair market value per share of our common stock on the exercise date over the exercise price per share by the number of shares subject to the stock option and then dividing it by the fair market value of the common stock on the date the stock appreciation right is exercised. A stock appreciation right will terminate upon termination or exercise of the related stock option.

Restricted stock. The board of directors or committee may award shares of our common stock which are subject to restrictions as the board of directors or committee may determine in addition to, or in lieu of, other awards granted to participants under the plan. A participant will have the right to vote the restricted stock granted to him and to receive dividend payments distributed on the shares in the form of cash or cash equivalents. However, during the time that restricted stock is subject to forfeiture and until the restricted stock is fully vested, we will retain custody of the stock certificate representing the restricted shares and will retain custody of all distributions, other than payment of dividends in cash or in cash equivalents, made or declared with respect to the restricted stock.

Deferred stock. The board of directors or committee may award shares of our common stock to be received at the end of a specified deferral period and upon satisfaction of any other applicable restrictions, terms and conditions provided for in the grant of the award. A participant will not have any rights as a stockholder by virtue of the award of deferred stock until the expiration of the applicable deferral period and the issuance by of a stock certificate evidencing the award of the deferred stock.

Stock reload options. The board of directors or committee may grant to a participant, concurrently with the grant of an incentive stock option, and at or after the time of grant in the case of a non-incentive stock option, an option covering a number of shares up to the amount of shares of common stock held by the participant for at least six months and used to pay all or part of the exercise price of an option, and any shares withheld by us as payment for withholding taxes.

Other stock-based awards. The board of directors or committee may award other stock-based awards, subject to limitations under applicable law, in addition to, or in lieu of, other awards granted to participants under the plan. These other stock-based awards may be payable in, valued in, or otherwise based on, or related to, our shares of common stock. These other stock-based awards may be in the form of the right to purchase shares of our common stock which are not subject to any restrictions or conditions, convertible or exchangeable debentures or other rights convertible into shares of our common stock, as well as awards valued by reference to the value of securities of, or the performance of, one of our subsidiaries.

Accelerated Vesting and Exercisability

Unless otherwise provided in the grant of an award, if any “person,” as is defined in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (“Exchange Act”), is or becomes the “beneficial owner,” as referred in Rule 13d-3 under the Exchange Act, directly or indirectly, of our securities representing 35% or more of the combined voting power of our then outstanding voting securities in one or more transactions, and our board of directors does not authorize or approve the acquisition, then the vesting periods with respect to options and awards granted and outstanding under the plan will be accelerated and will immediately vest, and each participant of an option and award will have the immediate right to purchase and receive all shares of our common stock subject to the option and award in accordance with the terms set forth in the plan and in the corresponding award agreements.

Unless otherwise provided in the grant of an award, the board of directors or committee may, in the event of an acquisition of substantially all of our assets or at least 50% of the combined voting power of our then outstanding securities in one or more transactions, including by way of merger or reorganization, which has been approved by our board of directors, accelerate the vesting of any and all stock options and other awards granted and outstanding under the plan.

Repurchases

Unless otherwise provided in the grant of an award, the board of directors or committee may, in the event of an acquisition of substantially all of our assets or at least 50% of the combined voting power of our then outstanding securities in one or more transactions, including by way of merger or reorganization, which has been approved by our board of directors, require a holder of any award granted under the plan to relinquish the award to us upon payment by us to the holder of cash in an amount equal to the fair market value of the award or $0.01 per share for awards that are out-of-the money.

Forfeitures

Unless otherwise provided in the grant of an award, if a participant’s employment with us or a subsidiary of ours is terminated for any reason and within 12 months of the termination, the person either:

•	accepts employment with any competitor of, or otherwise engages in competition with, our business;

•
solicits any of our or our subsidiaries’ customers or employees to do business with or render services to the person or any business with which the person becomes affiliated or to which the person renders services; or

•
discloses to anyone outside our company or uses any of our or our subsidiaries’ confidential information or material in violation of our policies or any agreement between the person and us or any of our subsidiaries, the board of directors or committee may require the participant to return to us the economic value of any award which was obtained by the participant during the period beginning six months prior to the date the participant’s employment with us was terminated. Unless otherwise provided in the grant of an award, if a participant is terminated for cause, the board of directors or committee may require that the participant return to us the economic value of any award which was obtained by the participant during the six month period.

Withholding taxes

We may withhold, or require participants to remit to us, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with awards under the plan.

Awards of stock appreciation rights, deferred shares, performance shares and performance units under the plan may, in some cases, result in the deferral of compensation that is subject to the requirements of Code Section 409A. To date, the U.S. Treasury Department and Internal Revenue Service have issued only preliminary guidance regarding the impact of Code Section 409A on the taxation of these types of awards. Generally, to the extent that deferrals of these awards fail to meet certain requirements under Code Section 409A, such awards will be subject to immediate taxation and tax penalties in the year they vest unless the requirements of Code Section 409A are satisfied. It is the intent of the Company that awards under the 2007 Plan will be structured and administered in a manner that complies with the requirements of Code Section 409A.

Agreements; Transferability

Awards granted under the plan will be evidenced by agreements consistent with the plan in a form as prescribed by the board of directors or committee. Neither the plan nor agreements confer any right to continued employment upon any holder. Further, except as provided in the plan or an agreement or provided by law, awards cannot be transferred.

Term and amendments

The plan will terminate when there are no awards outstanding and when no further awards may be granted, provided that incentive options may only be granted until April 16, 2017. The board of directors has the right to amend, suspend or discontinue any provision of the plan, provided that the action may not adversely affect awards previously granted between a participant and us without the participant’s consent.

Federal income tax consequences

The following discussion of the federal income tax consequences of participation in the plan is only a summary of the general rules applicable to the grant and exercise of stock options and other awards and does not give specific details or cover, among other things, state, local and foreign tax treatment of participation in the plan. The information contained in this section is based on present law and regulations, which are subject to being changed prospectively or retroactively.

Incentive stock options

Participants will recognize no taxable income upon the grant or exercise of an incentive stock option. The participant will realize no taxable income when the incentive stock option is exercised if the participant has been an employee of our company or our subsidiaries at all times from the date of the grant until three months before the date of exercise, one year if the participant is disabled. The excess, if any, of the fair market value of the shares on the date of exercise of an incentive stock option over the exercise price will be treated as an item of adjustment for a participant’s taxable year in which the exercise occurs and may result in an alternative minimum tax liability for the participant. We will not qualify for any deduction in connection with the grant or exercise of incentive stock options. Upon a disposition of the shares after the later of two years from the date of grant or one year after the transfer of the shares to a participant, the participant will recognize the difference, if any, between the amount realized and the exercise price as long-term capital gain or long-term capital loss, as the case may be, if the shares are capital assets.

If common stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of the holding periods described above:

•
the participant will recognize ordinary compensation income in the taxable year of disposition in an amount equal to the excess, if any, of the lesser of the fair market value of the shares on the date of exercise or the amount realized on the disposition of the shares, over the exercise price paid for the shares; and

•	we will qualify for a deduction equal to any amount recognized, subject to the limitation that the compensation be reasonable.

Non-Incentive stock options

With respect to non-incentive stock options:

•	upon grant of the stock option, the participant will recognize no income provided that the exercise price was not less than the fair market value of our common stock on the date of grant;

•
upon exercise of the stock option, if the shares of common stock are not subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and we will qualify for a deduction in the same amount, subject to the requirement that the compensation be reasonable; and

•	we will be required to comply with applicable federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the participant.

On a disposition of the shares, the participant will recognize gain or loss equal to the difference between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. The gain or loss will be treated as capital gain or loss if the shares are capital assets and as short-term or long-term capital gain or loss, depending upon the length of time that the participant held the shares.

Stock appreciation rights

Upon the grant of a stock appreciation right, the participant recognizes no taxable income and we receive no deduction. The participant recognizes ordinary income and we receive a deduction at the time of exercise equal to the cash and fair market value of common stock payable upon the exercise.

Restricted stock

A participant who receives restricted stock will recognize no income on the grant of the restricted stock and we will not qualify for any deduction. At the time the restricted stock is no longer subject to a substantial risk of forfeiture, a participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the restricted stock at the time the restriction lapses over the consideration paid for the restricted stock. A participant’s shares are treated as being subject to a substantial risk of forfeiture so long as his or her sale of the shares at a profit could subject him or her to a suit under Section 16(b) of the Exchange Act. The holding period to determine whether the participant has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis for the shares will generally be the fair market value of the shares on this date.

A participant may elect under Section 83(b) of the Code, within 30 days of the transfer of the restricted stock, to recognize ordinary compensation income on the date of transfer in an amount equal to the excess, if any, of the fair market value on the date of transfer of the shares of restricted stock, as determined without regard to the restrictions, over the consideration paid for the restricted stock. If a participant makes an election and thereafter forfeits the shares, no ordinary loss deduction will be allowed. The forfeiture will be treated as a sale or exchange upon which there is realized loss equal to the excess, if any, of the consideration paid for the shares over the amount realized on such forfeiture. The loss will be a capital loss if the shares are capital assets. If a participant makes an election under Section 83(b), the holding period will commence on the day after the date of transfer and the tax basis will equal the fair market value of shares, as determined without regard to the restrictions, on the date of transfer.

On a disposition of the shares, a participant will recognize gain or loss equal to the difference between the amount realized and the tax basis for the shares.

We generally will qualify for a deduction, subject to the reasonableness of compensation limitation, equal to the amount that is taxable as ordinary income to the participant, in its taxable year in which the income is included in the participant’s gross income.

Deferred stock

A participant who receives an award of deferred stock will recognize no income on the grant of the award. However, he or she will recognize ordinary compensation income on the transfer of the deferred stock, or the later lapse of a substantial risk of forfeiture to which the deferred stock is subject, if the participant does not make a Section 83(b) election, in accordance with the same rules as discussed above under the caption “Restricted stock.”

Other stock-based awards

The federal income tax treatment of other stock-based awards will depend on the nature and restrictions applicable to the award.

A majority of those shares present and entitled to vote at the meeting are required to approve the 2007 Performance Equity Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE 2007 PERFORMANCE EQUITY PLAN.

INDEPENDENT ACCOUNTANTS

Goldstein Golub Kessler LLP was our independent accountants for the fiscal year ending December 31, 2006, and have been retained for 2007. A representative of Goldstein Golub Kessler LLP will be available at the meeting or by telephone conference to answer questions by the shareholders.

SOLICITATION OF PROXIES

HydroGen is soliciting the proxies of shareholders pursuant to this proxy statement. We will bear the cost of this proxy solicitation. In addition to solicitations of proxies by use of the mail, some of our officers or employees, without additional remuneration, may solicit proxies personally or by telephone. We may also request brokers, dealers, banks and their nominees to solicit proxies from their clients where appropriate, and may reimburse them for reasonable expenses related thereto.

INCORPORATION BY REFERENCE

This proxy statement incorporates by reference certain information included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, including our audited financial statements and supplementary data, management’s discussion and analysis of financial condition and results of operations and our quantitative and qualitative disclosures about market risk.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Proposals of shareholders intended to be presented at the annual meeting to be held in 2007 must be received at our offices within a reasonable time prior to our printing and mailing the proxy statement for that meeting. To assure consideration and inclusion of proposals, they must be received at our offices by January 15, 2008. Each proposal should include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and the disclosure of that shareholder’s number of shares of common stock owned, length of ownership of the shares, representation that the shareholder will continue to own the shares through the shareholder meeting, intention to appear in person or by proxy at the shareholder meeting and material interest, if any, in the matter being proposed.

Our by-laws contain provisions in it intended to promote the efficient functioning of our shareholder meetings. Under the by-laws, shareholders must provide us with at least 30 days and no more than 60 days notice of persons the shareholder intends to nominate for election as directors at the meeting. Shareholder nominations for persons to be elected as directors must include the name and address of the shareholder making the nomination, a representation that the shareholder owns shares of common stock entitled to vote at the shareholder meeting and the number held by both the shareholder and nominee, a description of all arrangements between the shareholder and each nominee and any other persons relating to the nomination, the information about the nominees required by the Exchange Act of 1934 and a consent to nomination of the person nominated.

Shareholder proposals or nominations should be addressed to Secretary, 2 Juniper Street, Versailles, Pennsylvania 15132.

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

We do not now intend to bring before the annual meeting any matters other than those specified in the Notice of the Annual Meeting, and we do not know of any business which persons other than the board of directors intend to present at the annual meeting. Should any business requiring a vote of the shareholders, which is not specified in the notice, properly come before the annual meeting, the persons named in the accompanying proxy intend to vote the shares represented by them in accordance with their best judgment.

Shareholders are advised that our management will be permitted to exercise discretionary voting authority under proxies that it solicits and obtains for the 2008 annual meeting of shareholders with respect to any proposal presented by a shareholder for consideration at the annual meeting received by the company at its principal office after March 31, 2008.

By Order of the Board of Directors

Scott Schecter Secretary

Versailles, Pennsylvania
May 15, 2007

HYDROGEN CORPORATION - PROXY Solicited By The Board Of Directors For the Annual Meeting to be held on June 22, 2007
P R O X Y

The undersigned Shareholder(s) of HydroGen Corporation, a Nevada corporation (“Company”), hereby appoints Leo Blomen, Joshua Tosteson and Scott Schecter, with full power of substitution, as the agent, attorney and proxy of the undersigned, to vote the shares standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on June 22, 2007, and at all adjournments thereof. This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted FOR all of the following proposals.

1. Election of the following Directors:

FOR all nominees listed below except        AGAINST all nominees
as marked to the contrary below  ~          listed below ~

Dr. Leo Blomen, Joshua Tosteson, Dr. Howard Shapiro, Brian Bailys, John Freeh, Michael Basham, Philip J. Kranenburg and Brian T. McGee

INSTRUCTIONS: To vote AGAINST any individual nominee, write that nominee's name in the space below.

_____________________________________________________

2.  To approve the 2007 Equity Performance Plan.

FOR ~             AGAINST ~           ABSTAIN ~

3.  In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

FOR ~             AGAINST ~           ABSTAIN ~

~  I plan on attending the Annual Meeting.

Date: ___________________, 2007

Signature

Signature if held jointly

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.